Exhibit 2.3

AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT (this “Amendment”) dated October 24, 2016, is among Wabtec Corporation, a corporation incorporated under the laws of the State of Delaware, USA (together with its successors and permitted assigns, “Wabtec”) and Mr. Erwan Faiveley, a French citizen born on July 27, 1979 in Chenôve, France, residing at 10 rue du Tribourg, 21700 Nuits Saint-Georges, France, in his capacity as the Sellers’ Representative, on behalf of Fiancière Faiveley, Famille Faiveley Participations, Mr. Francois Faiveley, and Mr. Erwan Faiveley (the “Sellers’ Representative” and, together with Wabtec, the “Parties”).

RECITALS

(A)	Mr. Erwan Faiveley and Wabtec, together with the other parties thereto, entered into that certain Shareholders Agreement, dated October 6, 2015 (the “Shareholders Agreement”), providing for, among other things, the purchase by the Purchaser from the Sellers, and certain rights and obligations of the parties thereto with respect to securities of Wabtec to be received in connection with the acquisition of Faiveley Transport by Wabtec and certain Wabtec governance matters. Except as specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Shareholders Agreement, and all references to Sections, Articles or Schedules herein are references to Sections, Articles or Schedules of the Shareholders Agreement.

(B)	The Parties wish to amend certain terms of the Shareholders Agreement in accordance with Section 4.7 of the Shareholders Agreement as set forth below.

NOW, THEREFORE, the Parties hereby agree as follows:

1. AMENDMENT TO SHAREHOLDERS AGREEMENT

1.1	Initial Shares.

The definition of “Initial Shares” set forth in Section 1.1 shall be amended and restated and replaced with the following:

“         “Initial Shares” means 6,307,489 Common Shares which are defined as the “Parent Share Floor Amount” in the SPA.”

1.2	Preferred Shares.

The definition of “Preferred Shares” set forth in Section 1.1 shall be amended and restated and replaced with the following:

“         “Preferred Shares” means, as of any date of determination, any preferred stock of Wabtec outstanding as of such date.”

1.3	Registrable Securities.

The definition of “Registrable Securities” set forth in Section 1.1 shall be amended and restated and replaced with the following:

“         “Registrable Shares” means, as of any date of determination, all Common Shares Beneficially Owned by a Shareholder as of the time of determination received or acquired pursuant to the SPA and any equity or voting securities or interests of Wabtec issued or issuable directly or indirectly with respect to or on account of such Common Shares, including securities issued upon exchange, conversion or redemption thereof, whether by way of share dividend or distribution, stock split or other subdivision or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transactions; provided, however, that such securities will cease to be Registrable Securities (i) when such securities have been sold or transferred pursuant to a Registration Statement, (ii) when such securities have been transferred in compliance with Rule 144 under the Securities Act (“Rule 144”) or (iii) if such securities have ceased to be outstanding.”

1.4	Board Designees

Section 2.1 of the Shareholders Agreement is hereby amended to insert the following sentence as the second sentence of the Section:

“         Notwithstanding the foregoing, if the Shareholders fail to timely purchase the required Common Shares in accordance with Section 5.5 of the SPA, the number of Board designees of the Shareholders shall be reduced to one and the Shareholders will promptly cause one of their designees to resign from the Board.”

1.5	Confirmation of Shareholders Agreement

Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Shareholders Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

2. MISCELLANEOUS

2.1	Other Provisions

Sections 1.2, 1.3 and 4.3 through 4.11 of the Shareholders Agreement shall apply to this Amendment mutatis mutandis, and to the Shareholders Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

/s/ Erwan Faiveley
for and on behalf of the Sellers’ Representative
Mr. Erwan Faiveley

/s/ Albert J. Neupaver
for and on behalf of Wabtec Corporation Represented by: Albert J. Neupaver

[Signature Page to Amendment to SHA]